Exhibit 10.3

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”) is entered into this 3rd day of May, 2021, effective May 11, 2021 (the “Effective Date”), by and between VERITAS FARMS, INC., a Nevada corporation (“VFRM” or the “Company”) and ALEXANDER M. SALGADO, an individual (“Executive”). VFRM and Executive are sometimes referred to herein individually, as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, VFRM and Executive entered into that certain employment agreement dated September 27, 2017, under which Executive was employed as VFRM’s Chief Executive Officer (the “Employment Agreement”); and

WHEREAS, Executive also serves as a member of VFRM’s board of directors (the “Board”); and

WHEREAS, VFRM and Executive wish to terminate the Employment Agreement and Executive wishes to resign as a member of the Board and as VFRM’s Chief Executive Officer, on and subject to the terms and conditions set forth below; and

WHEREAS, capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Employment Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and agreements below and other good and valuable consideration, the Parties agree as follows:

1. Termination of Employment Agreement; Resignation as Chief Executive Officer and Member of the Board; Consulting Agreement.

(a) The Employment Agreement is hereby terminated, effective as of the Effective Date, on and subject to the terms of and except as provided in this Agreement.

(b) As of the Effective Date, Executive resigns as the Company’s Chief Executive Officer and a member of the Board, and from any and all other positions the Executive holds with the Company and its subsidiary, 271 Lake Davis Holdings, LLC, a Delaware limited liability company.

(c) Commencing on the Effective Date, Executive shall enter into a Consulting Agreement with the Company in the form attached hereto as Exhibit A (“Consulting Agreement”).

2. Severance. Upon the expiration or termination of the Consulting Agreement, and provided the Consulting Agreement has not been terminated by the Company for Cause (as defined in the Consulting Agreement), the Executive shall receive the following severance:

(a) In satisfaction of all obligations, financial and otherwise, of VFRM to Executive under the Employment Agreement, VFRM shall:

●	pay to Executive severance (“Severance Pay”) at the rate of Two Hundred Thousand Dollars ($200,000) per annum (Executive’s current level of base salary) until the second anniversary of the expiration or termination of the Consulting Agreement (the “Severance Period”). Severance Pay shall be paid in accordance with VFRM’s normal payroll practices for the payment of executive and management compensation in effect from time to time during the Severance Period;

●	pay Executive’s COBRA premiums on Executive’s health insurance as in effect as of the Effective Date for eighteen (18) months after the Effective Date, provided, however, that such obligation shall terminate if at any time during such eighteen (18) month period, Executive becomes covered by another health insurance plan, whereupon Executive shall notify VFRM within ten (10) days of accepting such employment setting forth the commencement date of such alternative coverage; and

●	allow Executive to exercise the following vested options (the “Options”) previously granted to him under VFRM’s 2017 Stock Incentive Plan (the “2017 Plan”) at any time and from time to time, prior to the date that is three (3) years from the Effective Date, without regard to Executive’s Continuous Service (as such term is defined in the 2017 Plan):

○	options to purchase 250,000 shares of VFRM’s common stock at an exercise price of $0.333 per share with an expiration date of November 10, 2027;

○	options to purchase 500,000 shares of VFRM’s common stock at an exercise price of $1.44 per share with an expiration date of August 6, 2028; and

○	options to purchase 500,000 shares of VFRM’s common stock at an exercise price of $0.98 per share with an expiration date of December 26, 2029.

(b) The Company represents and warrants to Executive that the shares of common stock of the Company issuable upon exercise of the Options have been registered on a registration statement on Form S-8, as amended (File No. 333-339412). The Company covenants to use its commercially reasonable efforts to maintain the effectiveness of such registration statement and ensure no stop transfer order is in place with respect thereto with the Company’s transfer agent nor a stop order in place with respect thereto with the United States Securities and Exchange Commission (the “SEC”).

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(c) With respect to all shares of common stock owned of record by Executive as of the Effective Date, as soon as practicable upon the expiration of the three-month period beginning on the Effective Date, the Company shall take all steps necessary to instruct the Company’s transfer agent to remove the restrictive legend from the stock certificates evidencing such shares. Until such legend removal is effected, the Company covenants that it will file the reports required to be filed by it under the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations adopted by the SEC thereunder (or, if it ceases to be required to file such reports, it will, upon the request of the Executive, make publicly available other information that fulfills the information requirements set forth in Rule 144 under the Securities Act), and it will take such further action as the Executive may reasonably request, all to the extent required from time to time to enable the Executive to sell the such shares without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time; or (b) any similar rule or regulation hereafter adopted by the SEC. Upon the request of the Executive, the Company will deliver to it a written statement as to whether the Company has complied with such information disclosure and other requirements.

(d) All payments made by VFRM to Executive under Section 2(a) shall be subject to all required federal, state and local withholding, payroll and insurance taxes.

(e) VFRM and Executive agree that except for Accrued Obligations (which for purposes of this Agreement, shall be as defined in the Employment Agreement) and as otherwise specifically set forth in this Agreement, VFRM shall have no further obligations, financial or otherwise, to Executive under the Employment Agreement or otherwise, including without limitation, the award and payment of any bonuses or amounts described in Section 8 of the Employment Agreement in the event of a Change of Control (as defined in the Employment Agreement), the right to which Executive specifically waives.

(f) The provisions of the Employment Agreement which survive the termination thereof pursuant to its terms, including, without limitation, the provisions of Sections 9, 10, 11, 12, 13, 16, 17 and 24, of the Employment Agreement shall survive the termination of the Employment Agreement and shall be deemed incorporated by reference into this Agreement, provided, however, that VFRM and Executive agree that Section 15 of the Employment Agreement is hereby terminated. In the event of a conflict between the surviving provisions of the Employment Agreement and any provision of this Agreement, the provision of this Agreement shall control.

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3. Releases.

On behalf of himself, his heirs, executors, administrators, and assigns, Executive fully releases VFRM and all of its affiliated and related entities, and their respective successors, assigns, officers, directors, agents, and employees, of and from any and all potential or actual known or unknown, actions, causes of actions, claims, demands, lawsuits, judgments, debts, accounts, covenants, agreements, actions, cross-actions, liabilities, obligations, losses, damages, costs, compensation, expenses, attorneys’ fees, remedies, causes of action of any nature, whether in tort or contract, or based on any wrongful or intentional act, fraud or misrepresentation, breach of duty or common law, or arising under or by virtue of any judicial decision, statute or regulation, for past, present, or future injuries, physical or mental or property or economic damage, and for all other losses and damages of any kind, including, but not limited to the following: actual damages, all exemplary and punitive damages, all penalties of any kind, including, without limitation, any statutory or other penalties or liabilities, tax liability, damage to physical or mental health, business reputation, lost earnings, profits or good will, consequential damages, damages ensuing from loss of credit and prejudgment and post-judgment interest and costs and attorneys’ fees, from the beginning of time to the Effective Date, other than claims arising pursuant to this Agreement. This Release includes, but is not limited to, all liabilities, for the payment of any sums or accrued earnings, bonuses, severance pay, salary, accruals under any vacation, sick leave or holiday plans, any employee benefits, any employment related charge, claim or lawsuit under any federal, state, or local law, including but not limited to claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Rights, the Americans With Disabilities Act, the Worker Adjustment Retraining and Notification Act, the Family and Medical Leave Act of 1993, and any tort, contract, quasi-contract claims, and attorneys’ fees. Notwithstanding the foregoing, nothing contained in this Section 3(a) will operate to release any releasees hereunder from claims based on statutory or common law fraud.

4. Non-Disparagement. Neither Party, including in the case of VFRM, its officers, directors, employees, consultants and advisors will disparage, portray in a negative light, or make any statement which could be construed as defamatory to the other Party or injurious to its reputation. Notwithstanding the foregoing, for the avoidance of doubt, nothing in this Agreement limits, restricts or in any other way affects Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity.

5. Enforcement. In the event of a Party’s breach or threatened breach of Sections 3, 4 or 7 of this Agreement, the non-breaching Party may enforce such sections by obtaining an injunction to restrain the violation. Injunctive relief shall be in addition to, and not in lieu of, any other remedies or damages available at law or in equity, including the recovery of compensatory and punitive damages from the breaching Party.

6. Section 409A. The Parties intend for the compensation provided under this Agreement to comply with, or be exempt from, the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (together with the regulations thereunder, “Section 409A”). If any payment or benefit hereunder constituting “nonqualified deferred compensation” subject to Section 409A would be subject to subsection (a)(2)(B)(i) of Section 409A (relating to payments made to “specified employees” of publicly-traded companies upon separation from service), any such payment or benefit to which Executive would otherwise be entitled during the six (6)-month period following Executive’s separation from service will instead be provided or paid without interest on the first business day following the expiration of such six (6)-month period, or if earlier, the date of Executive’s death. Each payment made under this Agreement shall be treated as a separate payment. Notwithstanding anything to the contrary in this Agreement, any reimbursement that constitutes or could constitute nonqualified deferred compensation subject to Section 409A will be subject to the following additional requirements: (a) the expenses eligible for reimbursement will have been incurred during the term of this Agreement; (b) the amount of expenses eligible for reimbursement during any calendar year will not affect the expenses eligible for reimbursement in any other taxable year; (c) reimbursement will be made not later than December 31 of the calendar year following the calendar year in which the expense was incurred; and (d) the right to reimbursement will not be subject to liquidation or exchange for any other benefit.

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7. No Offset; Clawback.

(a) in no event shall any alternative source of income or other monies to Executive from outside of the Company, whether through other employment, consultancy, investments or otherwise, be deemed to offset the payments owed to Executive hereunder; and

(b) no cash compensation received by Executive under this Agreement shall be subject to clawback or recoupment by the Company following its payment, nor shall the Options be subject to any clawback or recoupment by the Company.

8. Indemnification; D&O Liability and Insurance.

(a) The Company agrees that all rights to indemnification or exculpation now existing in favor of Executive, as provided in the Company’s organizational documents, shall survive the Effective Date and shall continue in full force and effect for a period of six (6) years after the Effective Date and that the Company will perform and discharge the obligations to provide such indemnity and exculpation after the Effective Date during such period; provided, however, that all rights to indemnification and exculpation in respect of any action arising out of or relating to matters existing or occurring at or prior to the termination of Executive’s service and asserted or made within such three (3) year period shall continue until the final disposition of such action. Until the termination of all such indemnification and exculpation obligations, except as required by law, the Company shall not, amend, repeal or otherwise modify the indemnification provisions of the Company’s articles of incorporation, bylaws, or other similar governing documents as in effect on the date hereof in any manner that would adversely affect the rights thereunder of Executive.

(b) In the event the Company or any of the Company’s successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, the Company shall make proper provision so that the successors and assigns shall assume the obligations set forth herein (to the extent not they do not terminate pursuant to the terms set forth herein).

9. Limitations on Indemnification. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement to indemnify Executive:

(a) for any acts or omissions or transactions from which a director may not be relieved of liability under applicable law;

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(b) with respect to proceedings or claims initiated or brought voluntarily by Indemnitee and not by way of defense, except with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement or any other statute or law or otherwise as required under Nevada Revised Statutes 78, but such indemnification may be provided by the Company in specific cases if the board of directors has approved the initiation or bringing of such suit;

(c) for any expenses incurred by Executive with respect to any proceeding instituted by Executive to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the Executive in such proceeding was not made in good faith or was frivolous;

(d) for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) which have been paid directly to or on behalf of Executive by an insurance carrier under a policy of directors’ and officers’ liability insurance maintained by the Company or any other policy of insurance maintained by the Company or Executive; or

(e) for Expenses and the payment of profits arising from the purchase and sale by Executive of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute.”

10. Shareholder Litigation. Until six (6) years after the Effective Date, the Company shall use commercially reasonable efforts to promptly notify Executive of any action brought by any persons against the Company or any of its directors, officers or the other representatives to the extent Executive is included as a party to such action (such action, a “Board Litigation”), and shall use commercially reasonable efforts to keep Executive reasonably and promptly informed with respect to the status thereof. The Company will provide Executive with the right to consult on any settlement with respect to such Board Litigation.

11. Filing of Beneficial Ownership Reports with the Commission. Provided that Executive cooperates with the Company, the Company shall cooperate with Executive in connection with and facilitate, at the Company’s sole cost, the timely preparation and filing of any and all beneficial ownership reports required to be filed by Executive with the SEC pursuant to Sections 13 and 16 of the Exchange Act and the rules and regulations of the SEC.

12. Protective Provisions. This Agreement does not prevent Executive from (a) filing a charge of discrimination with the EEOC (b) reporting any information to the SEC or any other government agency or regulatory authority having jurisdiction over the Company, or in accordance with any applicable state or federal laws providing for whistleblower protection or (c) cooperating with any governmental investigation of the Company. However, by reason of the release contained in Section 3(a), Executive agrees that he will not seek or accept any award of damages or attorneys’ fees of any kind arising out of a charge or complaint filed by Executive, provided that this does not limit Executive’s right to recover an award from the SEC.

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13. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the Parties relating to the termination of the Employment Agreement and supersedes any and all prior agreements or oral representations by either Party related thereto. This Agreement shall not be changed, modified or amended in any respect except by a written instrument signed by the Parties.

14. Confidentiality. Except as otherwise contemplated herein, the Parties agree that the facts relating to the existence of this Agreement, the negotiations leading to the execution of this Agreement, and the terms of this Agreement shall be held in confidence by the parties and, except as necessary to enforce this Agreement or as required by law or court process, shall not be disclosed, communicated, offered into evidence in any legal proceedings or divulged to any person, other than to Executive’s spouse and each Party’s tax advisors, legal advisors and accountants and to those who must perform tasks to effectuate this Agreement, in any case, without first advising such persons to whom disclosure is made of the confidential nature of this Agreement. Notwithstanding the foregoing, if the Company is contacted by the media or as a reference or Executive is contacted directly by, or Executive directly contacts, Executive’s prospective employers, the Company and Executive agree to respond, orally or in writing to such media or prospective employers, only refer such party to the Current Report on Form 8-K (the “Form 8-K”) filed by the Company with the SEC in connection with Executive’s separation or, in the event of communications with a prospective employer, confirm Executive’s title and dates of employment. Such Form 8-K will be timely filed on or after the Effective Date and will be limited to the disclosures set forth in Exhibit B attached hereto. Other than the Form 8-K, the Company has no intention to make any further SEC filings or to issue any written statement in connection with the matters contemplated herein.

15. Expenses. Each Party has had independent counsel and as such, each party shall bear his, her or its respective legal fees and expenses relating to this Agreement, provided, however, that within thirty (30) days of the Effective Date, the Company shall pay to Executive’s counsel, Executive’s legal fees and expenses relating to this Agreement, up to a maximum of Five Thousand Dollars ($5,000), subject to submission by Executive’s counsel of invoices detailing the legal fees and expenses for which payment is sought hereunder.

16. Consideration and Revocation Period. Executive represents and warrants that Executive has read this entire Agreement; has been provided at least twenty-one (21) days to consider it; has been given the opportunity and has had this Agreement reviewed by an attorney; understands the meaning and application of each and every provision of this Agreement; and is signing of Executive’s own free will with the intent of being bound by each and every provision of this Agreement. Executive acknowledges that if Executive signs this Agreement prior to the expiration of twenty-one (21) days, Executive has done so voluntarily and knowingly. Executive agrees that any modification to this Agreement, material or otherwise, does not restart, extend or affect in any way the original twenty-one (21) day consideration period. Executive further understands that Executive has seven (7) days to revoke this Agreement after signing it by delivering a notice of rescission by to the Company in accordance with the provisions of Section 21.

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15. Choice of Law and Invalid Provisions. This Agreement is made and delivered in, and shall be governed by, and construed in accordance with, the applicable laws of the State of Florida and if any term or part of this Agreement shall be determined to be invalid, illegal or unenforceable, in whole or in part, the validity of the remaining part of such term or the validity of any other term of this Agreement shall not in any way be affected. If any invalidity or unenforceability is caused by the length of any period of time or the size of any area set forth in any part of this Agreement, the period of time or area, or both, shall be considered to be reduced to a period or area that would cure the invalidity or unenforceability.

16. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, legal representatives, successors and Assigns.

17. Waiver. A waiver by any Party of any of the terms and conditions hereof shall not be construed as a general waiver by such Party and such Party shall be free to reinstate any such term or condition, with or without notice to the other Party.

18. Construction and Acknowledgment. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the Party causing this Agreement to be drafted. All sections or subsections in this Agreement are for convenience only and are not deemed part of the content of this Agreement.

19. Jurisdiction; Venue; Inconvenient Forum; Jury Trial; Attorneys’ Fees. Any suit, action or proceeding brought to interpret, enforce or otherwise arising under this Agreement shall be brought in the Broward County Circuit Court for the Eleventh Judicial Circuit, in and for Broward County, Florida, or in the U.S. District Court for the Southern District of Florida, Fort Lauderdale Division, and the Parties accept the exclusive personal jurisdiction of those courts for the purpose of any suit, action or proceeding. Each Party waives all rights to any trial by jury in all litigation relating to or arising out of this Agreement. In any suit, action or proceeding brought to interpret or enforce or otherwise arising under this to this Agreement, the prevailing Party shall be entitled to recover attorneys’ fees and costs at both the trial and appellate levels.

20. No Admission of Liability. The Parties acknowledge that by entering into this Agreement, VFRM does not admit it has any liability whatsoever to Executive concerning Executive’s employment or the separation of that employment, nor does Executive admit that any wrongdoing was the cause of the separation of his employment with the Company.

21. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service, to Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Chief Executive. Notices shall be effective on receipt.

22. Counterparts. This Agreement may be executed in multiple counterparts (including by facsimile, .pdf or other electronic transmission, each of which shall be deemed an original and all of which shall constitute a single agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

VFRM:

VERITAS FARMS, INC.

By:	/s/ Michael D. Pelletier
Michael D. Pelletier, Chief Financial Officer

EXECUTIVE:

Alexander M. Salgado
Alexander M. Salgado